UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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ModusLink Global Solutions, Inc.

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MODUSLINK GLOBAL SOLUTIONS, INC.

1100 WINTER STREET

WALTHAM, MASSACHUSETTS 02451

November 6, 2008

Dear ModusLink Global Solutions Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders (the “2008 Meeting”) of ModusLink Global Solutions, Inc., which will be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110, on Wednesday, December 10, 2008, at 9:00 a.m. Eastern time. Details of the business to be conducted at the 2008 Meeting are provided in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the 2008 Meeting, it is important that your shares are represented and voted at the 2008 Meeting. Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed envelope. If you so desire, you may withdraw your proxy and vote in person at the 2008 Meeting.

I look forward to greeting those of you who attend the 2008 Meeting.

Sincerely,

Joseph C. Lawler
Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY

CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE

NEEDS TO BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

MODUSLINK GLOBAL SOLUTIONS, INC.

1100 WINTER STREET

WALTHAM, MASSACHUSETTS 02451

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, DECEMBER 10, 2008

To the Stockholders of ModusLink Global Solutions, Inc.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “2008 Meeting”) of ModusLink Global Solutions, Inc. (the “Company”) will be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110 on Wednesday, December 10, 2008, at 9:00 a.m. Eastern time, for the following purposes:

1. To elect Thomas H. Johnson as a Class III Director;

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

3. To transact such other business that may properly come before the 2008 Meeting or any adjournments thereof.

The Board of Directors has no knowledge of any other business to be transacted at the 2008 Meeting. Only stockholders of record at the close of business on Monday, October 20, 2008 are entitled to notice of, and to vote at, the 2008 Meeting and any adjournments thereof. A copy of the Company’s Annual Report to Stockholders for the fiscal year ended July 31, 2008, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and Proxy Statement. All stockholders are cordially invited to attend the 2008 Meeting.

By Order of the Board of Directors,

Waltham, Massachusetts	Peter L. Gray, Executive Vice President,
November 6, 2008	General Counsel and Secretary

An admission ticket and picture identification will be required to enter the 2008 Meeting. Each stockholder will be entitled to bring a guest to the 2008 Meeting. For stockholders of record, an admission ticket is attached to the proxy card sent with this Notice and Proxy Statement. Stockholders holding shares in bank or brokerage accounts can obtain an admission ticket in advance by sending a written request, along with proof of ownership of shares (such as a brokerage statement), to the Company’s Office of Investor Relations at ModusLink Global Solutions, Inc., 1100 Winter Street, Waltham, Massachusetts 02451. An individual arriving without an admission ticket will not be admitted unless it can be verified that the individual is a ModusLink Global Solutions stockholder. Use of cameras, cell phones, recording equipment and other electronic devices will not be permitted at the 2008 Meeting. The Company reserves the right to inspect any person or item prior to admission to the 2008 Meeting.

MODUSLINK GLOBAL SOLUTIONS, INC.

1100 WINTER STREET

WALTHAM, MASSACHUSETTS 02451

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held December 10, 2008

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ModusLink Global Solutions, Inc., a Delaware corporation (“we” or the “Company”), for use at the Company’s 2008 Annual Meeting of Stockholders (the “2008 Meeting”), which will be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110, on Wednesday, December 10, 2008, at 9:00 a.m. Eastern time, and at any adjournments thereof. The Notice of Annual Meeting, this Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders for the fiscal year ended July 31, 2008 will be mailed to stockholders on or about November 10, 2008. The Company’s principal executive offices are located at 1100 Winter Street, Waltham, Massachusetts 02451 and its telephone number is (781) 663-5001.

Solicitation

The cost of soliciting proxies, including expenses in connection with preparing, printing and mailing this Proxy Statement, will be borne by the Company. Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of the Company’s common stock, $0.01 par value per share (the “Common Stock”), held in their names. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. In addition to the solicitation of proxies by mail, the Company’s directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile, electronic communication and personal interviews.

Record Date, Outstanding Shares and Voting Rights

The Board of Directors has fixed Monday, October 20, 2008 as the record date (the “Record Date”) for determining holders of Common Stock who are entitled to vote at the 2008 Meeting. As of the Record Date, the Company had approximately 46,144,981 shares of Common Stock issued and outstanding and entitled to be voted. Each share of Common Stock entitles the record holder to one vote on each matter to be voted upon at the 2008 Meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the 2008 Meeting will constitute a quorum at the 2008 Meeting. Votes withheld, abstentions and broker non-votes (as defined below) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the 2008 Meeting. Shares of treasury stock held by the Company are not considered outstanding and may not be voted at the 2008 Meeting.

The affirmative vote of the holders of a plurality of the votes cast at the 2008 Meeting is required for the election of Thomas H. Johnson as a Class III Director (Proposal No. 1). The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present or represented by proxy and voting on the matter is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year (Proposal No. 2).

Shares which abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the voting for the election of directors, which requires the affirmative vote of a plurality of the votes cast or shares voting on the matter. Similarly, abstentions and broker non-votes will have no effect on the voting to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year, which requires the affirmative vote of a majority of the votes cast or shares voting on the matter.

To vote by mail, please sign, date and complete the enclosed proxy card and return it in the enclosed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

Revocability of Proxy and Voting of Shares

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. The proxy may be revoked by filing with the Secretary of the Company, at the principal executive offices of the Company, 1100 Winter Street, Waltham, Massachusetts 02451, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by attending the 2008 Meeting and voting in person. If not revoked, the proxy will be voted at the 2008 Meeting in accordance with the stockholder’s instructions indicated on the proxy card. If no instructions are indicated, the proxy will be voted:

•	FOR the election of Thomas H. Johnson as a Class III Director;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the 2008 Meeting or any adjournments thereof.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of October 15, 2008, with respect to the beneficial ownership of shares of Common Stock by (i) the Directors of the Company, including the Company’s Chief Executive Officer; (ii) the Company’s Chief Financial Officer; (iii) the Company’s three other most highly compensated executive officers who were serving as executive officers on July 31, 2008 (together with the Chief Executive Officer and Chief Financial Officer, the “named executive officers”); and (iv) all current executive officers and Directors of the Company, as a group. The Company is not aware of any stockholder who beneficially owns more than 5% of the issued and outstanding shares of Common Stock.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares	Percent of Class(2)
Directors
Anthony J. Bay(3)	24,498	*
Virginia G. Breen(4)	34,398	*
Thomas H. Johnson(5)	24,620	*
Francis J. Jules(6)	30,548	*
Joseph C. Lawler(7)	632,175	1.4%
Edward E. Lucente(8)	26,620	*
Michael J. Mardy(9)	30,598	*

Named Executive Officers (other than CEO)
Steven G. Crane(10)	110,562	*
Peter L. Gray(11)	112,555	*
William R. McLennan(12)	149,923	*
Scott D. Smith(13)	91,082	*
All current executive officers and directors, as a group (13 persons)(14)	1,377,363	2.9%

*	Less than 1%
(1)	The number of shares beneficially owned by each Director and executive officer is determined by rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after October 15, 2008, through the exercise of any stock option or other right (“Presently Exercisable Options”). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person.
(2)	Number of shares deemed outstanding includes 46,144,981 shares of Common Stock as of October 15, 2008, plus any shares subject to Presently Exercisable Options held by the person in question.
(3)	Consists of shares which may be acquired by Mr. Bay pursuant to Presently Exercisable Options.
(4)	Consists of shares which may be acquired by Ms. Breen pursuant to Presently Exercisable Options.
(5)	Includes 19,620 shares which may be acquired by Mr. Johnson pursuant to Presently Exercisable Options.
(6)	Includes 29,598 shares which may be acquired by Mr. Jules pursuant to Presently Exercisable Options.
(7)	Includes 296,941 shares which may be acquired by Mr. Lawler pursuant to Presently Exercisable Options.
(8)	Includes 19,620 shares which may be acquired by Mr. Lucente pursuant to Presently Exercisable Options.
(9)	Includes 29,598 shares which may be acquired by Mr. Mardy pursuant to Presently Exercisable Options.
(10)	Includes 31,562 shares which may be acquired by Mr. Crane pursuant to Presently Exercisable Options.
(11)	Includes 92,956 shares which may be acquired by Mr. Gray pursuant to Presently Exercisable Options.
(12)	Includes 67,099 shares which may be acquired by Mr. McLennan pursuant to Presently Exercisable Options.
(13)	Includes 29,582 shares which may be acquired by Mr. Smith pursuant to Presently Exercisable Options.
(14)	Includes 747,792 shares which may be acquired pursuant to Presently Exercisable Options.

PROPOSAL 1

ELECTION OF DIRECTORS

The current Board of Directors has seven members and is divided into three classes. A class of Directors is elected each year for a three-year term. The current term of the Company’s Class III Director will expire at the 2008 Meeting. The nominee for Class III Director is Thomas H. Johnson, who currently serves as a Class III Director and is available for re-election. If Mr. Johnson is elected at the 2008 Meeting, he will serve for a term of three years that will expire at the Company’s 2011 Annual Meeting of Stockholders and until his successor is elected and qualified. The persons named as proxies will vote for Mr. Johnson for election to the Board as a Class III Director unless the proxy card is marked otherwise.

Mr. Johnson has indicated willingness to serve, if elected; however, if prior to his re-election he becomes unable to serve, the persons named as proxies may vote the proxy for a substitute nominee. The Board has no reason to believe that Mr. Johnson will be unable to serve if elected.

The Board of Directors recommends that the stockholders vote FOR the Nominee listed below.

Biographical and certain other information concerning the Directors of the Company and the nominee for election as a Director are set forth below:

Class III Director Nominee for Election for a Three-Year Term Expiring at the 2011 Annual Meeting

Thomas H. Johnson, age 59. Mr. Johnson has served as a Director of the Company since April 2006. From November 2005 to the present, Mr. Johnson has been Managing Partner of THJ Investments, L.P., a private investment entity. Mr. Johnson served as Chairman and Chief Executive Officer of Chesapeake Corporation, a specialty packaging manufacturer, from August 1997 to November 2005. Mr. Johnson is also a director of Coca Cola Enterprises, Inc., Mirant Corporation and Universal Corporation.

Class I Directors Continuing in Office until the 2009 Annual Meeting

Francis J. Jules, age 51. Mr. Jules has served as a Director of the Company since February 2003 and as presiding director since August 2006. Mr. Jules has served as President and Chief Executive Officer of AT&T Advertising and Publishing since September 2007. From November 2005 until September 2007, Mr. Jules served as Senior Vice President, Network Integration, AT&T Operations, Inc., a subsidiary of AT&T, Inc., a local telephone and access provider. From February 2003 to November 2005, Mr. Jules served as President, SBC Global Markets East, a subsidiary of SBC Communications, Inc., a data, voice and Internet service provider.

Joseph C. Lawler, age 58. Mr. Lawler has served as a Director of the Company since August 2004. Mr. Lawler has served as President and Chief Executive Officer of the Company since August 2004, and also became Chairman in August 2006. From 1995 to March 2004, Mr. Lawler served in various positions with R.R. Donnelley & Sons Company, a provider of full-service global print solutions, most recently as Executive Vice President. While at R.R. Donnelley, Mr. Lawler had management responsibilities for logistics, financial, direct mail and international operations.

Michael J. Mardy, age 59. Mr. Mardy has served as a Director of the Company since May 2003. Since July 2003, Mr. Mardy has served as Senior Vice President and Chief Financial Officer of Tumi, Inc., a retailer of prestige luggage and business accessories. Mr. Mardy is also a director and chairman of the audit committee of Green Mountain Coffee Roasters, Inc.

Class II Directors Continuing in Office until the 2010 Annual Meeting

Anthony J. Bay, age 53. Mr. Bay has served as a Director of the Company since September 2002. Mr. Bay is a private venture capital investor and advisor to technology companies. Since April 2005, Mr. Bay has been a co-founder, Chairman and Vice-Chairman of MOD Systems, a privately held technology company which provides digital media on demand systems for retailers. MOD Systems recently raised $35M in a Series A financing from Toshiba Corporation and NCR Corporation. From 2000 to 2006, Mr. Bay served on the Board of Directors of Loudeye Corporation, including the role of Chairman of the Board from 2003 to 2006. Loudeye was listed on Nasdaq until acquired by Nokia Corporation in October 2006. From 2002 to 2005, Mr. Bay served as Director and Chairman of the Board of Active24, a pan-European webhosting company listed on the OSLO Stock Exchange until sold to Mamut, a Norwegian company. From 1994 to 2000, Mr. Bay worked for Microsoft Corporation, last serving as Vice President and General Manager of Microsoft’s Digital Media Division and a member of Microsoft’s executive staff. From 1986 to 1994, Mr. Bay worked for Apple Computer, last serving as General Manager of Workgroup Systems. Mr. Bay is also a director of The Verno Group, a biofuels services and integration company.

Virginia G. Breen, age 44. Ms. Breen has served as a Director of the Company since April 2001. Since August 1995, Ms. Breen has been General Partner of Blue Rock Capital, L.P., a venture capital firm, which she co-founded, that invests in information technology and service businesses. Ms. Breen has also been a General Partner with Sienna Ventures, a venture capital firm that invests in information technology and service businesses since 2002. In addition, Ms. Breen serves as a Director/Trustee of four hedge funds, equity funds and real estate investment trusts that are associated with Bank of America/US Trust Company, N.A. and 12 hedge funds and equity funds associated with UBS Alternative Investments US.

Edward E. Lucente, age 68. Mr. Lucente has served as a Director of the Company since April 2006. From January 1998 to December 2000, Mr. Lucente served as President, Chief Executive Officer and Chairman of the Board of QMS, Inc., a developer, manufacturer, and supplier of document printing solutions. From 1991 to 1993, Mr. Lucente served as Executive Vice President of Northern Telecom (Nortel), a designer and manufacturer of telephone and IP-optimized networks. From 1961 to 1991, Mr. Lucente served in various senior management positions with International Business Machines Corporation (IBM), including President of the Information Products Division; Group Executive, Marketing, Services and Sales; and President and Chairman of IBM’s Asia-Pacific operations. Mr. Lucente is also a Trustee Emeritus of Carnegie Mellon University.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Company maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including its Code of Business Conduct and Ethics, Corporate Governance Guidelines, and charters for each of the Audit Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors. The corporate governance page can be found by clicking on “Governance” under the Investor Relations tab on of our website at www.moduslink.com.

The Company has policies and practices that promote good corporate governance and are compliant with the listing requirements of the Nasdaq Stock Market LLC (“Nasdaq”) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted clear corporate governance policies;

•	A majority of the Board members are independent of the Company and its management;

•	All members of the key Board committees—the Audit Committee, the Human Resources and Compensation Committee, and the Nominating and Corporate Governance Committee—are independent;

•	The independent members of the Board of Directors meet regularly without the presence of management;

•

The Company has a clear code of business conduct and ethics and that applies to all employees, is monitored by its internal audit function and Chief Compliance Officer and is annually affirmed by its employees;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•

The Company has an ethics hotline available to all employees, and the Company’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters;

•

The Company’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to the Company’s Audit Committee; and

•	The Company also has stock ownership guidelines for its non-employee Directors and executive officers.

Independence of Members of Board of Directors

The Board of Directors has determined that each of Anthony J. Bay, Virginia G. Breen, Thomas H. Johnson, Francis J. Jules, Edward E. Lucente and Michael J. Mardy, constituting a majority of the Directors of the Company, satisfies the criteria for being an “independent director” under the standards of Nasdaq and has no material relationship with the Company other than by virtue of service on the Board of Directors.

Corporate Governance and Board and Committee Meetings

During the fiscal year ended July 31, 2008 (“fiscal 2008”), the Board of Directors held 14 meetings (including by telephone conference). During fiscal 2008, each incumbent Director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the committees on which he or she served. During fiscal 2008, all of the independent Directors of the Company met regularly, either in an executive session of a regularly scheduled Board meeting or as the Nominating and Corporate Governance Committee, outside of the presence of non-independent Directors and executive officers of the Company. The Company’s Directors are strongly encouraged to attend the Company’s Annual Meeting of Stockholders. All of the Company’s Directors serving at the time of the 2007 Annual Meeting of Stockholders attended such meeting.

The Board has four standing committees: an Audit Committee, a Human Resources and Compensation Committee, a Nominating and Corporate Governance Committee and a Technology Committee. In addition, in August 2006, the Company established the position of presiding director. The duties of the presiding director, as set forth in the Company’s Corporate Governance Guidelines, as amended to date, include (i) chairing any meeting of the independent Directors in executive session, (ii) facilitating communications between other members of the Board and the Chairman and Chief Executive Officer (however, each Director is free to communicate directly with the Chairman and Chief Executive Officer), (iii) in the event a stockholder seeks to communicate with the Board of Directors, accepting and responding to such communications in conjunction with the Chairman and Chief Executive Officer, and (iv) working with the Chairman and Chief Executive Officer (a) in the preparation of the agenda for each Board meeting, (b) in scheduling the time devoted to matters at each Board meeting and (c) as required, in determining the need for special meetings of the Board. The appointment of presiding director rotates among the independent Directors, but no more frequently than annually, and the Board periodically reviews the matter to determine if and when a rotation is advisable. The presiding director is currently Mr. Jules, who has served in this role since August 2006.

Audit Committee

The Board of Directors has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, which assists the Board of Directors in fulfilling its responsibilities to stockholders concerning the Company’s financial reporting and internal controls and facilitates open communication among the Audit Committee, Board of Directors, outside auditors and management. The Audit Committee discusses with management and the Company’s outside auditors the financial information developed by the Company, the Company’s systems of internal controls and the Company’s audit process. The Audit Committee is solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor. The independent auditors meet with the Audit Committee (both with and without the presence of the Company’s management) to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by the Company. The Audit Committee pre-approves all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor. The Audit Committee coordinates the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. The Audit Committee is charged with establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, internal accounting controls or auditing matters. The Audit Committee reviews all related party transactions on an ongoing basis and all such transactions must be approved or ratified by the Audit Committee. The Audit Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board of Directors has adopted a written charter for the Audit

Committee, a copy of which can be found under the “Investor Relations—Governance” section of the Company’s website at www.moduslink.com. The contents of our website are not part of this Proxy Statement, and our internet address is included in this document as an inactive textual reference only. The Audit Committee consists of Anthony J. Bay, Thomas H. Johnson, Francis J. Jules and Michael J. Mardy (Chair), each of whom is independent as defined in applicable Nasdaq listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Michael J. Mardy is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met 9 times during fiscal 2008.

Human Resources and Compensation Committee

The Board of Directors has a Human Resources and Compensation Committee (the “Compensation Committee”), which administers the Company’s 2004 Stock Incentive Plan, 2002 Non-Officer Employee Stock Incentive Plan, 2000 Stock Incentive Plan, 1986 Stock Option Plan and Amended and Restated 1995 Employee Stock Purchase Plan, as well as the Company’s cash incentive plans, performance-based restricted stock program and other equity-based awards. The Compensation Committee approves salaries, bonuses and other compensation arrangements and policies for the Company’s executive officers, including the Chairman, President and Chief Executive Officer. The Compensation Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which can be found under the “Investor Relations—Governance” section of the Company’s website at www.moduslink.com. The Compensation Committee consists of Virginia G. Breen, Francis J. Jules (Chair), Edward E. Lucente and Michael J. Mardy, each of whom is an independent Director as determined in accordance with the Compensation Committee charter and applicable Nasdaq Global Market rules. The Compensation Committee met 7 times during fiscal 2008.

The Company’s Chairman, President and Chief Executive Officer and the Senior Vice President, Human Resources regularly attend Compensation Committee meetings to provide information and recommendations regarding the Company’s executive compensation program. The Chairman, President and Chief Executive Officer formulates and presents recommendations regarding any change in the base salary, bonus, equity compensation and other benefits of other executive officers, but the Compensation Committee is not bound by such recommendations and the Compensation Committee ultimately approves the compensation of all executive officers. In addition, the Senior Vice President, Human Resources, and members of his staff compile relevant data at the request of the Compensation Committee. Other than making recommendations and participating in discussions regarding the compensation of other executive officers, the Company’s Chairman, President and Chief Executive Officer generally does not play a role in determining the amount or form of executive compensation. The Compensation Committee generally meets in executive sessions without any member of management present when discussing compensation matters pertaining to the Chairman, President and Chief Executive Officer and, at times, on other compensation-related matters. The Compensation Committee also reviews with the Board of Directors (other than Mr. Lawler), the compensation of the Chairman, President and Chief Executive Officer, prior to taking final action. The Chairman, President and Chief Executive Officer does not make proposals or recommendations regarding his own compensation.

In addition, to the extent permitted by applicable law and the provisions of a particular equity-based incentive plan, the Board of Directors has delegated authority to the Chairman, President and Chief Executive Officer to grant stock options to non-executive employees within certain limits, including a prohibition on making grants to direct reports and per person limits, which authority is generally used to facilitate making new hire grants and to recognize promotions or reward special accomplishments and achievements. In addition, the Compensation Committee approves the number of shares included in an annual stock option pool for annual grants to non-executive employees and thereafter the Chairman, President and Chief Executive Officer is authorized to determine the amounts, recipients and date of grant of the annual stock option grants to non-executive employees. In addition, the Board of Directors has authorized Mr. Lawler to make restricted stock awards to non-executive employees in an amount not to exceed 1,000 shares in any one instance, and 10,000 shares in the aggregate in any fiscal year.

In fiscal 2005, the Company retained Hewitt Associates LLC (“Hewitt”) as an independent advisor reporting to the Compensation Committee on executive compensation matters. During fiscal 2007, Hewitt provided independent advice on compensation matters pertaining to the named executive officers and our other executives as requested by management or the Compensation Committee. In fiscal 2007, Hewitt reviewed with the Compensation Committee the overall executive compensation landscape, conducted a review of all elements of our executive compensation program, including bonus, long-term incentives, supplemental benefits, perquisites and severance, and provided a competitive review of compensation levels for a selected group of senior executive positions, including the named executive officers. Hewitt has acted as an advisor to the Compensation Committee and also has provided, with the knowledge and consent of the Compensation Committee, advice and expertise to management on matters to be presented by management to the Compensation Committee. A representative of Hewitt attended several Compensation Committee meetings during fiscal 2007 and met with the Compensation Committee, on occasion, outside of the presence of management. The Company has not retained Hewitt to provide any other services to the Company. The Compensation Committee reviews executive compensation on an ongoing basis and consults with Hewitt as deemed necessary. The Compensation Committee’s practice is to engage Hewitt to conduct a comprehensive review of executive compensation every two years. In intervening years, it is the Compensation Committee’s practice to adjust the data from the prior year, as it deems necessary, to reflect typical cost of living and inflationary effects. The review conducted by Hewitt in fiscal 2007 was considered by the Compensation Committee in making its compensation decisions for fiscal 2008 which are reviewed in the Compensation Disclosure and Analysis discussion.

Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee, which makes recommendations to the Board of Directors concerning all facets of the Director-nominee selection process, develops and recommends to the Board of Directors corporate governance principles applicable to the Company and oversees the evaluation of the Board of Directors and management. The Nominating and Corporate Governance Committee has the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Nominating and Corporate Governance Committee is responsible for overseeing an annual self-evaluation of the Board of Directors to determine whether it and its committees are functioning effectively and determines the nature of the evaluation, supervises the conduct of the evaluation and prepares an assessment of the performance of the Board of Directors, which is discussed with the Board of Directors. The Nominating and Corporate Governance Committee, at the request of the Board of Directors, periodically reviews and makes recommendations to the Board of Directors relating to management succession planning, including policies and principles for Chief Executive Officer selection and performance review, as well as policies regarding succession in the event of an emergency or the retirement of the Chief Executive Officer. The Nominating and Corporate Governance Committee presents an annual report to the Board of Directors on succession planning. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which can be found under the “Investor Relations—Governance” section of the Company’s website at www.moduslink.com.

In recommending candidates for election to the Board of Directors, the Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. The Nominating and Corporate Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. The Board of Directors requires that all nominees for the Board of Directors have a reputation for integrity, honesty and adherence to high ethical standards. In addition, nominees should also have demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company. The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors recommended by stockholders in accordance with the Second Amended and Restated Bylaws of the Company (the “Bylaws”).

Stockholders wishing to propose Director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing, by deadlines specified in the Company’s Bylaws, to the Secretary of the Company and providing information concerning the nominee and his proponent(s) specified in the Company’s Bylaws. The Company’s Bylaws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give timely written notice of an intent to make such a nomination to the Secretary of the Company. See “Proposals of Stockholders for 2009 Annual Meeting and Nomination of Directors” in this Proxy Statement for more information. The Nominating and Corporate Governance Committee consists of Anthony J. Bay, Virginia G. Breen (Chair), Thomas H. Johnson, Francis J. Jules, Edward E. Lucente and Michael J. Mardy, each of whom is independent as defined in applicable Nasdaq listing standards. The Nominating and Corporate Governance Committee met 4 times during fiscal 2008.

Technology Committee

The Board of Directors has a Technology Committee, which provides strategic guidance and oversight to the Company strategy regarding venture capital investing and evaluates and approves investment proposals for the Company’s venture capital business which invest funds on the Company’s behalf. The Technology Committee consists of Anthony J. Bay (Chair), Virginia G. Breen and Joseph C. Lawler. The Technology Committee met 14 times during fiscal 2008.

Director Stock Ownership Guidelines

In September 2008, the Compensation Committee adopted stock ownership guidelines for Directors and executive officers, which guidelines are discussed under “Executive Compensation—Related Policies and Considerations—Stock Ownership Guidelines” below.

Stockholder Communications with the Board of Directors

Stockholders may send written communications to the Board of Directors, the presiding director or any individual member of the Board to the following address: c/o Secretary, ModusLink Global Solutions, Inc., 1100 Winter Street, Waltham, MA 02451. The Company will forward all such correspondence accordingly, except for mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP, an independent registered public accounting firm, to audit the Company’s consolidated financial statements for the fiscal year ending July 31, 2009, and recommends that the stockholders vote for ratification of such appointment. If the stockholders do not ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm, the appointment will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. A representative of KPMG LLP, which served as the Company’s independent registered public accounting firm in fiscal 2008, is expected to be present at the 2008 Meeting, to be available to respond to appropriate questions from stockholders and to make a statement if he or she desires to do so.

The Board of Directors recommends that the stockholders vote FOR the ratification of KPMG LLP to serve as the Company’s independent registered public accounting firm for the current fiscal year.

ADDITIONAL INFORMATION

Management

Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information regarding the current executive officers of the Company.

Name	Age	Position
Joseph C. Lawler	58	Chairman, President and Chief Executive Officer
Steven G. Crane	51	Chief Financial Officer
Peter L. Gray	40	Executive Vice President, General Counsel and Secretary
Mark J. Kelly	50	President, Aftermarket Solutions, ModusLink Corporation
William R. McLennan	50	President, Global Operations, ModusLink Corporation
David J. Riley	38	Executive Vice President, Corporate Development
Scott D. Smith	50	President, Sales and Marketing, ModusLink Corporation

Joseph C. Lawler has served as President and Chief Executive Officer of the Company and as a director since August 2004, and also became Chairman in September 2006. From 1995 to March 2004, Mr. Lawler served in various positions with R.R. Donnelley & Sons Company, a provider of full-service global print solutions, most recently as Executive Vice President. While at R.R. Donnelley, Mr. Lawler had management responsibilities for logistics, financial, direct mail and international operations.

Steven G. Crane became Chief Financial Officer of the Company in April 2007. From April 2007 until June 2008, Mr. Crane also served as Treasurer of the Company. Prior to joining the Company, Mr. Crane served as President of FT Interactive Data Corporation, a division of International Data Corporation, a provider of various financial data and proprietary information, from August 2006 until August 2007 where he was responsible for overall management of the division. Mr. Crane also served as Chief Financial Officer of Interactive Data Corporation from 1999 until August 2006, where he was responsible for all finance functions.

Peter L. Gray has served as Executive Vice President and General Counsel of the Company since March 2002 and as Secretary since December 2005. Mr. Gray served as Vice President and Assistant General Counsel of the Company from December 2000 to March 2002 and Associate General Counsel of the Company from June 1999 to December 2000. Mr. Gray served as Assistant General Counsel of Cambridge Technology Partners (Massachusetts), Inc. from February 1999 to June 1999. From September 1993 to January 1999, Mr. Gray was an attorney at Hale and Dorr LLP (now Wilmer Cutler Pickering Hale and Dorr LLP), where he was elected a junior partner in May 1998.

Mark J. Kelly has been President, Aftermarket Solutions, ModusLink since June 2008. From April 2006 to June 2008, Mr. Kelly served as President, Americas Business Unit of ModusLink. Mr. Kelly has also served ModusLink in various management and operational capacities, including as Senior Vice President of Operations from May 2005 to April 2006, as Vice President, Operations from September 2004 to May 2005 and as General Manager of the Raleigh, North Carolina solution center from January 2000 to September 2004.

William R. McLennan has been President, Global Operations, ModusLink, since June 2008. Mr. McLennan joined ModusLink in February 2005 and served as President, Asia-Pacific Operations of ModusLink until January 2006. From January 2006 until June 2008, Mr. McLennan served as President, International Business Unit of ModusLink. From June 2004 to February 2005, Mr. McLennan served as a partner of Onyx Capital Ventures, a private equity investment firm where he oversaw certain investments. From June 2003 to April 2004, Mr. McLennan served as President of R.R. Donnelley Logistics, a supply chain management company where he was responsible for overall management of the company. From August 2001 to May 2003, Mr. McLennan was Chief Operating Officer and Chief Financial Officer of R.R. Donnelley Logistics. From April 2000 to June 2001, Mr. McLennan served as the Co-President of Packtion Corporation, an internet technology business, where he oversaw all operations.

David J. Riley became Executive Vice President, Corporate Development of the Company in April 2007. From June 2006 until April 2007, Mr. Riley served as Interim Chief Financial Officer and Treasurer of the Company. From March 2006 until June 2006, Mr. Riley served as Special Assistant to the Chief Executive Officer of the Company. Mr. Riley served in various capacities within the Company’s finance department from March 2000 to June 2006, including as Director of Finance from February 2001 to April 2003 and as Vice President, Finance from April 2003 to March 2006. Prior to joining the Company in 2000, Mr. Riley was a member of the Audit practice with Ernst & Young LLP. Mr. Riley is a Certified Public Accountant.

Scott D. Smith joined ModusLink as President, Sales and Marketing in April, 2007. Before joining ModusLink, Mr. Smith served as President, Americas, SVP Lenovo Group, a computer manufacturer, from 2005 until early 2007. Before joining Lenovo in connection with Lenovo’s acquisition of the personal computing division of International Business Machines, Mr. Smith spent 22 years at IBM in a variety of senior sales and management positions, including Vice President and General Manager, Personal Computing Division, Americas, from 2004 to 2005, General Manager, Industrial Sector, Americas from 2002 to 2004, and Vice President, Americas, Server Sales from 2000 to 2002.

There are no family relationships between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Messrs. Lawler, Crane and Gray are also officers of many of the Company’s subsidiaries.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary of Analysis

As set forth below, the Company’s compensation philosophy is to set executive compensation at the 50th percentile relative to our established peer group. We do this in order to have our compensation reflect the market for the talented professionals that we seek to employ. We attempt to align our executives’ compensation with the interests of our stockholders by tying incentive compensation very closely to company performance. Our performance-based annual cash bonus plan is tied to the key financial metric that the Company uses to assess its business performance and where minimum yet challenging performance is not attained, no bonus is paid under the program. Conversely, the bonus plan provides for increasing levels of payout for performance at higher levels. Our compensation package also includes the award of stock options, so that our executives are rewarded, along with our stockholders, when the market price of our stock appreciates. Our use of performance-based restricted stock awards, which are only granted if a targeted level of financial performance is met, also reinforces a pay-for-performance culture. Our use of perquisites is modest and we consider our severance benefits, discussed elsewhere in this proxy statement, to reflect market practice and to be reasonable. We engage an outside compensation consultant to assist our compensation review and consider peer group data. In addition, we periodically review tally sheets in order to take a holistic view of the compensation of our executives.

Executive Compensation Objectives

Our executive compensation program is designed to meet the following objectives:

•	Attract and retain executive officers who contribute to our success;

•	Align compensation with our business mission, strategy and goals; and

•	Motivate and reward high levels of performance.

These objectives collectively seek to link compensation to overall company performance, which helps to ensure that the interests of our executives are aligned with the interests of our stockholders. These objectives serve as guiding principles in compensation program design.

Our compensation philosophy is to set each element of our target compensation, base salary, bonus and long term incentives, at the 50th percentile for similarly situated individuals at companies we consider to be our peers and competitors for talented individuals such as our executives.

Components of Executive Compensation

The principal components of compensation for our Chairman, President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, who we refer to collectively as the “named executive officers,” consist of base salary, performance-based annual cash bonus, equity grants of both stock options and performance-based restricted stock, limited perquisites and other benefits. Each component is described in more detail below. As discussed under “Corporate Governance and Board Matters” earlier in this Proxy Statement, we have engaged Hewitt as a compensation consultant to assist us in determining these compensation levels.

Base Salary

Base salary is the fixed component of an executive’s annual cash compensation and supports our compensation objectives to attract and retain talented executives and adequately compensate and reward them for services rendered during the fiscal year. Changes in base salary are typically considered based on subjective evaluation of individual performance during our annual performance review process which takes place in our fiscal first quarter. Assessment of individual performance includes achievements and performance of the applicable operating unit or function for which the executive is responsible. In addition, from time to time, adjustments are made to base salaries during the fiscal year in light of promotions, added responsibilities or in reaction to changes in the market for an individual possessing the skills and abilities required by our executives. Our Chairman, President and Chief Executive Officer recommends compensation adjustments for other named executive officers, which adjustments are considered and approved by the Compensation Committee. The process for compensation adjustments for our Chairman, President and Chief Executive Officer is described in the section titled “Chairman, President and Chief Executive Officer Compensation Decisions” below.

Salaries were reviewed during the first quarter of fiscal 2008 and effective November 1, 2007, were set for Mr. Lawler ($645,000), Mr. Crane ($400,000), Mr. McLennan ($400,000), and Mr. Smith ($400,000). Mr. Gray’s salary ($300,000) was not adjusted, due to an adjustment which had been made in June 2007. The increases for Mr. Crane and Mr. Smith were provided for in their initial offer letters in connection with each executive’s hiring in April 2007. The amounts noted above are generally reflective of the 50th percentile level relative to the peer group data provided to the Compensation Committee by Hewitt. In addition, in June 2008, Mr. McLennan’s base salary was increased to $450,000, in recognition of his change in responsibility effective June 1, 2008 from President, International Business Unit of ModusLink to President, Global Operations of ModusLink.

Performance-Based Annual Cash Bonus

Each year, the Compensation Committee establishes an Executive Management Incentive Plan, which provides cash incentives for our executives. This plan supports our compensation objectives by focusing on annual financial and operating results and enabling our total cash compensation to remain competitive within the marketplace for executive talent. Each named executive officer has a target bonus award for each plan year. Target bonus awards are expressed as a percentage of the base salary paid to the named executive officer during that plan year. The Compensation Committee generally selects bonus amounts for the named executive officers such that target total cash compensation approximates the 50th percentile of comparable positions at our peer companies. For fiscal 2008, the target bonus percentages for the named executive officers were 125% for Mr. Lawler, 60% for Messrs. Crane, McLennan and Smith and 50% for Mr. Gray. As a term of Mr. Smith’s offer to join us as President, Sales and Marketing in April 2007, he was guaranteed a bonus for fiscal year 2008 of $120,000.

For fiscal 2008, the Compensation Committee adopted the Fiscal Year 2008 Executive Management Incentive Plan (the “2008 MIP”). The 2008 MIP covers our executive officers, including executives of ModusLink Corporation, and is funded based on the Company’s consolidated business performance, with a minimum threshold level established, as discussed below. The 2008 MIP was designed to recognize and reward the achievement of financial, business and management goals that are essential to the success of the Company and its subsidiaries. As designed, the bonus payments under the 2008 MIP could range from 0% to 200% of an individual’s target bonus, based on business and individual performance and the discretion of the Compensation Committee. No payment was to be made unless the consolidated non-GAAP operating income (“NGOI”) threshold, as discussed below, was met.

The 2008 MIP design contemplated both financial achievements and personal goals and objectives in order to compute the percentage of target achieved. For Mr. Lawler, 100% of his bonus target was dependent upon the achievement of consolidated financial goals by the Company. For Messrs. Crane and Gray, 80% of each executive’s target bonus was dependent upon the achievement of consolidated financial goals by the Company. For Mr. McLennan 40% of his target bonus was dependent upon the achievement of consolidated financial goals of the Company and 40% of his target bonus was dependent upon the achievement of regional financial goals by the International Business Unit. For Mr. Smith, 40% of his target bonus was dependent upon the achievement of consolidated financial goals and 40% was dependent upon sales results, weighted equally between revenue goals and gross margin targets. For all named executive officers other than Mr. Lawler, attainment of personal goals and objectives was weighted to 20% of their target bonus. Mr. Crane’s personal goals and objectives related to the financial management of the Company, certain cost initiatives and matters related to investor relations. Mr. McLennan’s personal goals and objectives related to realization of certain operational improvements and implementation of a continuous improvement function in the International Business Unit. Mr. Smith’s personal goals and objectives related to improvement of the sales pipeline and new client development. Mr. Gray’s personal goals and objectives related to implementation of certain corporate development initiatives and driving improvements within administrative functions.

The key financial metric upon which the 2008 MIP was based, for both consolidated and regional performance, was the achievement of a certain level of NGOI. We define NGOI as operating income excluding net charges related to depreciation, restructuring, amortization of intangible assets and stock-based compensation and non-cash charges. Management uses NGOI as a supplemental measure to evaluate our operations, as the Company believes that by excluding non-operational and non-cash items, management and investors gain an enhanced understanding of the underlying baseline operating results of the business. In October 2007, the Compensation Committee established consolidated NGOI threshold, target and maximum levels for assessment of performance and payout of bonuses under the 2008 MIP. As to these levels, the “threshold” for consolidated NGOI was established at $48 million of NGOI; the “target” was set at $52.4 million of NGOI and the “maximum” was set at $65 million of NGOI, in each case after having given effect to the payment of bonuses. Consolidated NGOI served as the “gate” under the 2008 MIP, so that unless at least the threshold level was attained, no payment would be made under the plan. Accordingly, payment of any component of the 2008 MIP, whether for attainment of financial or personal goals, was dependent upon attainment of at least the consolidated NGOI threshold amount. Payouts for the various components would scale from 0% to 100% between the threshold and the target levels and from 100% to 200% between the target and the maximum levels. In the Compensation Committee’s view, the objectives established were challenging, in that they could be achieved only with improved and substantial effort, as the various levels of performance represented an 8%, 18% and 46% increase over the $44.4 million of NGOI reported by the Company in fiscal 2007. The regional NGOI target and sales and gross margin targets referenced above for Messrs. McLennan and Smith were set at levels which were consistent with achieving consolidated NGOI at the target level.

For fiscal 2008, the Company reported consolidated NGOI of $46.2 million. As this level of performance was below the threshold established by the Compensation Committee in the 2008 MIP, no bonuses were paid to the named executive officers under the 2008 MIP, as is reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” No discretion was exercised by the Compensation Committee with respect to this determination. Mr. Smith’s contractually guaranteed bonus is reflected in the Summary Compensation Table under the heading “Bonus.”

Equity Grants

A key component of our executives’ compensation takes the form of equity grants, both stock options and performance-based restricted stock.

Our long-term equity incentives support our compensation objectives by rewarding the achievement of long-term business objectives that benefit our stockholders and helping us retain a successful and tenured management team. Our executive compensation program has, to a great extent, historically relied on equity components to meet its objectives.

Stock options

Historically, our equity program for executive officers was comprised of stock options with the size and value of awards based on position and market compensation data. The Compensation Committee believes that stock options align the interests of our executive officers with those of investors and rewards the executives for enhancing our stock valuation, and serve as a retention vehicle. As part of the named executive officers’ compensation, these individuals are typically awarded stock options (i) upon initial hiring, (ii) annually, on the third business day after the release of earnings for the fiscal year and (iii) periodically, in the event of promotions, added responsibilities and exemplary performance. Options are granted with an exercise price equal to the fair market value on the date of grant, which is set at the closing price of the common stock on the date of grant, and generally vest over 4 years, with 25% vesting after one year and 1/48th of the grant vesting each month thereafter provided that the recipient is an employee of the Company or one of its subsidiaries on each vesting date. With respect to certain options granted to Messrs. Lawler and McLennan, these options vest over five years, with 20% vesting on each of the first five anniversaries of the date of grant provided that the recipient is an employee of the Company or one of its subsidiaries on each vesting date. Options expire seven years after they are granted, except in the case of earlier termination by their terms. The number of shares underlying an option grant is determined relative to market practice and in line with the goal of setting long term incentive compensation at the 50th percentile. In determining the size of option grants, we have reviewed market information provided by Hewitt in May 2007.

All stock options grants made to the named executive officers in fiscal 2008, included in the table titled “Grants of Plan-Based Awards for Fiscal 2008,” represent annual awards given on the third business day after the release of earnings for fiscal 2008 (as is the Company’s practice for annual grants to executive officers), other than a grant of an option to purchase 25,000 shares to Mr. McLennan in recognition of his change in responsibility effective June 1, 2008 from President, International Business Unit of ModusLink to President, Global Operations, ModusLink, which stock option vests in five equal annual installments, and a grant of an option to Mr. Lawler on August 23, 2007, which is discussed below in the section titled “Equity Grants to Mr. Lawler.”

Performance-Based Restricted Stock

In fiscal 2004, we began awarding a mixture of stock options and shares of restricted stock to executive officers in line with what the Compensation Committee believed to be an emerging industry practice and to further align management with the interests of stockholders. For fiscal 2006, again in response to emerging best practices, the Compensation Committee modified its practice with respect to awarding restricted stock and adopted a performance-based restricted stock program, under which executive officers would be granted a predetermined number of shares of restricted stock in the event that we achieved a certain level of financial performance. The Compensation Committee believes that performance-based restricted stock aligns the interests of our executive officers with those of investors, rewards the executives for enhancing our stock valuation and serves as a retention vehicle.

For fiscal 2008, the Compensation Committee established the FY2008 Performance Based Restricted Stock Bonus Plan, pursuant to which a predetermined number of shares of restricted stock would be granted to executive officers (on the third day after the release of earnings results for fiscal 2008) in the event that a certain level of financial performance was attained. Mr. Lawler was not a participant under this plan. The awards were targeted at 15,000 shares, in the case of Mr. McLennan, and 9,000 shares each, in the cases of Messrs. Crane, Smith and Gray. The number of shares underlying the performance-based restricted stock award was determined relative to market practice and in line with the goal of setting long term incentive compensation at the 50th percentile.

The Compensation Committee set this target under the FY2008 Performance Based Restricted Stock Bonus Plan at $52.4 million of NGOI (“Target NGOI”), after giving effect to any payments under the 2008 MIP. In the Compensation Committee’s view, the objective established for award of the shares of restricted stock was challenging, in that it would be achieved only with substantial effort as the level of performance required for issuance of the shares represented an 18% increase over the $44.4 million of NGOI reported by the Company in fiscal 2007.

No shares were granted to the named executive officers under the FY2008 Performance Based Restricted Stock Bonus Plan, as Target NGOI performance was not met.

Restricted Shares

We also award shares of restricted stock coincident with the commencement of employment or in recognition of a promotion, added responsibilities or exemplary performance. Restricted stock awards typically vest in three approximately equal installments on each of the first three anniversaries of the date of grant, provided that the recipient is an employee of the Company or one of its subsidiaries on each vesting date. With respect to certain restricted stock awards to Messrs. Lawler and McLennan, these awards vest in five approximately equal installments, subject to the employment condition stated in the prior sentence.

In fiscal 2008, Mr. McLennan received a restricted stock award of 25,000 shares, vesting in five equal annual installments, in recognition of his change in responsibility effective June 1, 2008 from President, International Business Unit of ModusLink to President, Global Operations, ModusLink.

Equity Grants to Mr. Lawler

In August 2004, we hired Mr. Lawler as President and Chief Executive Officer. The Compensation Committee used a compensation consultant to advise it with respect to Mr. Lawler’s initial compensation arrangement. In addition to cash compensation, we agreed to make a series of equity grants to Mr. Lawler, in an aggregate number equal to 2% of our outstanding shares of Common Stock (on a fully diluted basis) on August 2, 2004. These grants are to be made over a five-year period and are in a ratio of 60% stock options (with an exercise price equal to the fair market value of our Common Stock on the date of grant) and 40% shares of restricted stock. Initial grants of an option to purchase 270,000 shares of Common Stock and an award of 180,000 shares of restricted stock were made in August 2004. Thereafter, on each of the first five anniversaries of Mr. Lawler’s date of hire, provided he is still employed by us, he was and is entitled to receive an additional option to purchase 67,452 shares of Common Stock and 44,968 shares of restricted stock. Annual equity grants were made to Mr. Lawler on August 23, 2005, August 23, 2006, August 23, 2007 and August 23, 2008 pursuant to the terms of Mr. Lawler’s compensation arrangement. Provided that Mr. Lawler remains employed by us, the final equity grants under this arrangement, consisting of an option to purchase 67,542 shares of Common Stock and 44,968 shares of restricted stock, are expected to be made on August 23, 2009. Grants expected to be made in the future may be made at an earlier time, if the price of our Common Stock (adjusted for change in capitalization) exceeds $30.00 per share for 30 consecutive days. All equity grants made to Mr. Lawler pursuant to his initial employment arrangement vest in five equal installments on each of the first five anniversaries of the date of grant. Mr. Lawler’s equity grants reflected the Compensation Committee’s view of the market for an executive of his qualifications at the time of his hiring. The grants were structured in this way in light of the condition of our business at the time of his hiring, having just completed a major acquisition, and provide Mr. Lawler with an incentive to increase stockholder value.

Perquisites and other benefits

We believe that the perquisites provided to the named executive officers are reasonable and modest compared to the general market. To the extent we offer any perquisites, we do so in order to be competitive with the market. Each of the named executive officers receive automobile allowances as a term of his employment and 401(k) matching benefits consistent with those offered to all other participating employees. The country club membership ascribed to Mr. Lawler on the Summary Compensation Table represents a corporate membership that provides the Company with the opportunity to engage in client entertainment events, but Mr. Lawler is designated the named member for administrative purposes at the facility.

In addition, in his prior role as President, International Business Unit, we provided Mr. McLennan with standard expatriate benefits in connection with his overseas assignment which ended on July 1, 2008. Often the cost of living for an expatriate is much greater than what the individual would experience if he or she were working in his or her home country. In addition, individuals working in a foreign country may periodically be required to return to their home country. As a result, there has developed a standard set of expatriate benefits which are commonly offered to expatriates. In the case of Mr. McLennan, these benefits included a goods and services allowance designed to reimburse him for increased living costs in Singapore versus the United States, a housing allowance, a transportation allowance and an annual membership fee to the American Club in Singapore. Mr. McLennan and his wife were also entitled to one round-trip, business class ticket each per year to the United States or other country of their choice as well as a monthly storage stipend. In connection with his expatriate assignment, Mr. McLennan also receives tax preparation services, as well as tax equalization, designed to ensure that he incurred no additional tax liability as a result of having an assignment outside of the United States. In connection with Mr. McLennan’s relocation to the United States at the conclusion of his overseas assignment, the Company reimbursed him for certain moving expenses and provided him with temporary housing, a portion of which expenses were incurred in fiscal 2008.

From time to time, we have awarded discretionary cash bonuses based on, for example, exemplary performance or the assumption of additional responsibilities. No such bonuses were awarded to any named executive officers in fiscal 2008.

Benchmarking

The Compensation Committee reviews executive compensation relative to marketplace norms on a regular basis and has followed a practice of refreshing this data every two years, most recently in fiscal 2007. The Compensation Committee evaluates the competitiveness of our total direct compensation relative to two data sources. One data source, which we refer to as our Custom Peer Group, consists of companies which provide outsourced services and solutions. These companies are:

•	Acxiom Corporation

•	Advo, Inc.

•	Automatic Data Processing, Inc.

•	CDW Corporation

•	Celestica Inc.

•	Ceridian Corporation

•	Convergys Corporation

•	Deluxe Corporation

•	Digital River, Inc.

•	DST Systems Inc.

•	eFunds Corp.

•	Flextronics International Ltd.

•	GSI Commerce, Inc.

•	Merrill Corporation

•	R.R. Donnelley & Sons Company

•	Solectron Corporation

•	Sykes Enterprises Inc.

With the assistance of Hewitt, we developed our Custom Peer Group by considering companies included in Hewitt’s Total Compensation Database, reviewing competitors identified by internal resources and industry and equity analysts, and companies identified in proxy disclosures as peers of companies reviewed.

The second data source we consider is a broad-based general industry group that includes the 348 companies with annual revenues below $3 billion in Hewitt’s Compensation Database. With respect to this second source, data is regressed to reflect our revenue level, in order to draw what the Compensation Committee believes to be appropriate comparisons to our executives’ compensation.

For each of our named executive officers, in fiscal 2007 we reviewed their compensation against similar positions in both data sources. We found that in aggregate, our target total compensation falls at the market median (i.e., within 10% of the median) relative to the Custom Peer Group, whereas it falls slightly above the market median relative to the general industry survey cut. We expect to update this data in fiscal 2009.

Tally Sheets

The Compensation Committee reviews all components of compensation for our Chairman, President and Chief Executive Officer and the other named executive officers, including salary, bonus, current value of all stock options and restricted shares outstanding, the dollar value and cost to us of all perquisites and benefits and the actual projected payout obligations under potential termination, severance and change-in-control scenarios. A tally sheet detailing the above components and scenarios with their respective dollar amounts was prepared by management for each of our named executive officers and other executives and reviewed by the Compensation Committee in June 2007, prior to setting fiscal 2008 compensation, and was updated and reviewed in October 2008. The Compensation Committee believes, based on this review, that the compensation of the named executive officers is reasonable. In addition, the Compensation Committee believes that the differences between the compensation of our Chairman, President and Chief Executive Officer and that of the other named executive officers is appropriate based on similar differences found in market data.

Chairman, President and Chief Executive Officer Compensation Decisions

The Compensation Committee coordinates the annual performance evaluation of our Chairman, President and Chief Executive Officer with the independent members of our Board. The evaluation is based on objective criteria, including the performance of the business, accomplishment of reported goals and strategic objectives and the development of management. There is no formula applied or weighting of these factors and the Compensation Committee considers the Chairman, President and Chief Executive Officer’s performance in its totality. The evaluation is used by the Compensation Committee in determining our Chairman, President and Chief Executive Officer’s cash compensation (base salary and bonus), which is also reviewed with the independent members of the Board prior to final approval by the Compensation Committee. The equity components of Mr. Lawler’s compensation were determined at the time of his initial hiring, based on market information gathered during the recruitment process and reflects our determination of the equity compensation required to attract and retain a Chief Executive Officer of Mr. Lawler’s experience and capability.

Input from Management

Our Chairman, President and Chief Executive Officer and our Senior Vice President, Human Resources provide information and recommendations regarding our executive compensation program to our Compensation Committee, as is described in the “Corporate Governance and Board and Committee Meetings—Human Resources and Compensation Committee” section above.

Related Policies and Considerations

Employment, Termination of Employment and Change-In-Control Agreements

Each of our executive officers is an employee-at-will, meaning that his employment may be terminated at any time and for any reason. We have entered into severance benefit agreements with each of our named executive officers, which are described under the heading “Potential Payments Upon Termination or Change-in-Control” later in this Proxy Statement. During fiscal 2007, the Compensation Committee retained Hewitt to conduct a review of our severance benefits, including change-in-control protections. Based on that review, we standardized the severance benefits of the named executive officers, with certain exceptions for pre-existing arrangements. In addition, based on that review, we believe that the severance benefits we offer to our executives are competitive with similarly situated individuals and companies. With respect to termination of employment absent a change-in-control, we believe that the benefits we offer are in line with the markets in which we compete, and we offer these benefits to attract and retain our executives. Regarding change-in-control benefits, we have structured these benefits as a “double trigger” meaning that the benefits are only paid in the event of, first, a change-in-control transaction, and second, the loss of employment within one year after the transaction. We decided to offer these benefits in order to provide an incentive for our executives to remain in our employ in the event of such a transaction.

Stock Ownership Guidelines

In September 2008, the Compensation Committee adopted stock ownership guidelines for our executive officers and directors. The Compensation Committee believes that it is appropriate for the executive officers and directors to hold equity in the Company. Under these guidelines, the Chief Executive Officer’s ownership requirement is set at three times his annual salary, other executive officers’ ownership requirement is set at two times their respective annual salaries and the Directors’ requirement is set at two times the annual retainer. All individuals will have five years from the later of the adoption of the guidelines and his or her first appointment as an executive officer or election as a Director to reach these ownership levels. In computing the amounts owned, the Company will consider the value of shares owned outright, unvested restricted stock held by the individual, and in-the-money vested options. Compliance will be measured at the end of each calendar year.

Tax and Accounting Implications

Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to certain officers of a public company is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by stockholders. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to our executive officers while maintaining compensation programs that support attraction and retention of key executives.

Stock options awarded to executive officers under our stock option plans, which were approved by stockholders, and shares of restricted stock awarded under our performance-based restricted stock program are performance-based and are potentially deductible for us. Restricted stock awards that are not performance based do not qualify for the performance-based exception to Section 162(m) of the Internal Revenue Code, but the Compensation Committee believes that the retention benefit derived outweighs any tax benefit to us.

The compensation that we pay to the named executive officers is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. Beginning with fiscal 2006, we began accounting for stock-based compensation in accordance with the requirements of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“FASB 123(R)”).

Report of Human Resources and Compensation Committee

The Human Resources and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

Francis J. Jules, Chair

Virginia G. Breen

Edward E. Lucente

Michael J. Mardy

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of the Company’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning fiscal 2008 and fiscal 2007 compensation of our Chairman, President and Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers of the Company at the end of fiscal 2008, who we refer to collectively as the “named executive officers.” The amounts shown in the Stock Awards and Option Awards columns below represent the accounting expense that we recognized under FASB 123(R) during fiscal 2008 and fiscal 2007 for awards from prior years and fiscal 2008 and fiscal 2007, not the actual amounts paid to or realized by the named executive officers during fiscal 2008 and fiscal 2007. The FASB 123(R) amount as of the grant date for stock awards and stock options generally is spread over the number of months of service required for the grant to vest. The amount disclosed disregards estimates of forfeitures of awards that are otherwise included in our financial statement reporting for such awards. There can be no assurance that the FASB 123(R) amount will ever be realized by the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Joseph C. Lawler Chairman, President and Chief Executive Officer	2008	639,808	0		790,817	733,582	0	37,583	(5)	2,201,790
	2007	602,462	0		790,341	643,246	1,306,044	24,778	(6)	3,366,871

Steven G. Crane(7) Chief Financial Officer	2008	396,731	0		283,704	163,365	0	18,836	(8)	862,636
	2007	102,404	225,000	(9)	77,525	38,599	0	3,000	(10)	446,528

William R. McLennan President, Global Operations, ModusLink	2008	402,139	0		238,955	286,144	0	316,414	(11)	1,243,652
	2007	376,519	0		220,997	257,324	402,300	153,005	(12)	1,410,145

Scott D. Smith(13) President, Sales and Marketing, ModusLink	2008	396,731	120,000	(14)	230,204	152,279	0	21,569	(15)	920,783
	2007	102,404	0		63,258	35,618	97,144	0		298,424

Peter L. Gray Executive Vice President, General Counsel and Secretary	2008	302,308	0		78,743	86,105	0	16,075	(16)	483,231
	2007	248,292	0		84,695	110,341	213,759	15,543	(16)	672,631

(1)	Reflects the fiscal 2008 and fiscal 2007 expense for restricted stock and performance-based restricted stock awards granted to the named executive officers. The fair value of these awards is based on the closing price of our Common Stock on the date of grant. The restricted stock awards vest according to specific schedules, ranging from three years to five years. Shares of our Common Stock covered by the performance-based restricted stock awards are issued at the end of the fiscal year if applicable performance objectives are met and are subject to a three year vesting schedule thereafter.
(2)

Reflects the fiscal 2008 and fiscal 2007 expense for stock option awards granted to the named executive officers. For options granted prior to August 1, 2005, the fair value for these options was estimated as of the date of grant using a Black-Scholes option-pricing model. For stock options granted on or after August 1, 2005, the fair value of each award is estimated as of the date of grant using a binomial valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note 17 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2008 and in Note 14 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2007. Except for the stock options granted to Mr. Lawler and certain options granted to Mr. McLennan, which vest in five approximately equal annual installments, each of the options vests as to 25% one year from the date of grant and as to 1/48th of the shares each month thereafter, provided that the recipient remains employed by the Company or one of its subsidiaries on such dates.

(3)	No payments were made under the Fiscal 2008 Executive Management Incentive Plan. Amounts in fiscal 2007 were earned under our Fiscal 2007 Executive Management Incentive Plan.
(4)	Amounts set forth in this column represent employer 401(k) plan matching cash contributions, in addition to the other items noted in the applicable footnote.
(5)	Includes $12,000 automobile allowance, $8,550 country club annual membership fee, $8,232 in amounts deemed to be personal expenses incurred by the Company in connection with an event attended to recognize sales personnel achievements and $4,336 in tax gross-up amounts related to the compensation recognized for the sales event.

(6)	Includes $12,000 automobile allowance and $8,310 country club annual membership fee.
(7)	Mr. Crane joined the Company in April 2007.
(8)	Includes $12,000 automobile allowance.
(9)	Represents guaranteed bonus payment pursuant to Mr. Crane’s employment offer letter.
(10)	Represents $3,000 automobile allowance for May 2007 through July 2007.
(11)	Includes $1,000 automobile allowance for July 2008, $62,697 in relocation expenses paid by the Company and expatriate benefits consisting of goods and services allowance of $33,081, transportation allowance of $12,012, payment of housing lease, utilities and other related costs of $135,783 (net of Mr. McLennan’s monthly contribution), payment of car rental of $32,392, tax equalization payment of $15,242, home leave expense of $7,962, club membership of $1,418 and $10,000 paid per the terms of Mr. McLennan’s expatriate agreement upon the termination of his overseas assignment. Such amounts include payments made in Singapore dollars to third parties on Mr. McLennan’s behalf, converted to U.S. dollars at the average conversion rate in fiscal 2008.
(12)	Includes expatriate benefits consisting of goods and services allowance of $19,684, transportation allowance of $12,007, payment of housing lease and utilities of $81,170 (net of Mr. McLennan’s monthly contribution), payment of car rental of $25,349, home leave expense of $8,152, and club membership of $2,277. Such amount includes payments made in Singapore dollars to third parties on Mr. McLennan’s behalf, converted to U.S. dollars at the average conversion rate in fiscal 2007.
(13)	Mr. Smith joined the Company in April 2007.
(14)	Represents guaranteed bonus payment pursuant to Mr. Smith’s employment offer letter.
(15)	Consists of $9,000 automobile allowance, $8,232 in amounts deemed to be personal expenses incurred by the Company in connection with an event attended to recognize sales personnel achievements and $4,336 in tax gross-up amounts related to the compensation recognized for the sales event.
(16)	Includes $12,000 automobile allowance.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2008

The following table sets forth summary information regarding grants of plan-based awards made to the named executive officers in fiscal 2008.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Committee/ Board Approval Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)*		All Other Option Awards: Number of Securities Underlying Options (#)(4)*		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Joseph C. Lawler	(6)	(6)	0	799,760	1,599,520
						n/a
	8/23/2007	8/23/2004					44,968	(7)				562,100
	8/23/2007	8/23/2004							67,452	(8)	16.10	457,999

Steven G. Crane	(6)	(6)	0	238,039	476,077
	9/18/2007	9/18/2007				9,000						135,000
	9/28/2007	12/16/2006					9,000					122,400
	9/28/2007	9/18/2007							20,000		13.60	114,600

William R. McLennan	(6)	(6)	0	241,283	482,567
	9/18/2007	9/18/2007				15,000						225,000
	9/28/2007	10/11/2006					10,000					136,000
	9/28/2007	9/21/2007					10,000					136,000
	6/12/2008	6/4/2008					25,000	(7)				268,750
	9/28/2007	9/18/2007							20,000		13.60	114,600
	6/12/2008	6/4/2008							25,000	(8)	10.75	111,750

Scott D. Smith	(6)	(6)	0	238,039	476,077
	9/18/2007	9/18/2007				9,000						135,000
	9/28/2007	10/11/2006					9,000					122,400
	9/28/2007	9/18/2007							20,000		13.60	114,600

Peter L. Gray	(6)	(6)	0	151,154	302,308
	9/21/2007	9/21/2007				9,000						81,000
	9/28/2007	10/11/2006					5,000					68,000
	9/28/2007	9/18/2007							10,000		13.60	57,300

*	Equity awards to the named executive officers during fiscal 2008 were made pursuant to the 2000 Stock Incentive Plan (for restricted stock awards) and 2004 Stock Incentive Plan (for stock option awards).
(1)	Non-equity awards were to be made pursuant to our FY2008 Executive Management Incentive Plan. The threshold amount is 0% of target, as no payment is made if target is not met and maximum is 200% of target. No payment was made under this plan. See “Compensation Discussion and Analysis” for a discussion of the plan.
(2)	Equity awards were subject to satisfaction of conditions of the FY2008 Performance-Based Restricted Stock Bonus Plan. As the financial metric established in connection with the plan was not met, no award was made under this plan. The maximum award is equal to the target. Mr. Lawler is not a participant under this plan. See “Compensation Discussion and Analysis” for a discussion of the plan.

(3)

Unless otherwise noted, the restricted stock awards vest 33 1/3% on each of the first three anniversaries of the date of grant, provided that the recipient remains employed by the Company or one of its subsidiaries on each such date. The vesting of these restricted stock awards is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below.

(4)

Unless otherwise noted, stock option awards vest as to 25% on the first anniversary of the date of grant and as to 1/48 th of the shares on each monthly anniversary thereafter, provided that the recipient remains employed by the Company or one of its subsidiaries on each such date. The vesting and exercisability of the options is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below.

(5)	The grant date fair value of all other stock awards is computed based on a value per share of $13.60 on 9/28/2007 and $10.75 on 6/12/2008. In accordance with FASB 123(R), the grant date fair value of the stock award to Mr. Lawler is computed based on a value per share of $12.50 on 8/23/2004, Mr. Lawler’s date of hire. The grant date fair value of all other option awards is computed based on a value per share of $6.79 on 8/23/2007, $5.73 on 9/28/2007 and $4.47 on 6/12/2008. For FASB 123(R) purposes, equity incentive plan awards are initially valued at the time the plan is approved and individual targets are established (and in the event of new hires, upon commencement of employment), and are then marked to market quarterly until the shares are issued or it is determined that the performance metric will not be met, at which time the compensation expense would be reversed. The grant date fair value of the equity incentive plan awards is computed based on a value per share of $15.00 on 9/18/2007 for Messrs. Crane, McLennan and Smith and $16.20 on 9/21/2007 for Mr. Gray. Subsequent to the end of fiscal 2008, it was determined that the financial metric required for awards to be made under the equity incentive plan had not been met and accordingly the target grants were not issued and the compensation expense was reversed. All per share amounts are computed in accordance with FASB 123(R).
(6)	The Compensation Committee approved the bonus target percentage for Messrs. Crane, McLennan, Smith and Gray on 9/18/2007 and for Mr. Lawler on 9/21/2008. The Compensation Committee approved the terms of the FY2008 Executive Management Incentive Plan on 11/19/2007.
(7)	Restricted stock award vests as to 20% of the shares covered thereby on each of the first five anniversaries of the date of grant, provided the recipient remains employed by the Company or one of its subsidiaries on each such date.
(8)	Stock option award vests and becomes exercisable as to 20% of the shares subject to the option on each of the first five anniversaries of the date of grant, provided the recipient remains employed by the Company or one of its subsidiaries on each such date.

Employment Arrangements of Named Executive Officers

We do not have agreements with any of the named executive officers which guarantee employment for a set term, and accordingly, all of the named executive officers are employees at will. We have entered into certain severance agreements with our named executive officers, as discussed in “Potential Payments Upon Termination or Change-in-Control.”

Joseph C. Lawler

On August 23, 2004, Joseph C. Lawler was appointed President and Chief Executive Officer of the Company and in August 2006 was named Chairman of the Company. In connection with his employment, Mr. Lawler and the Company entered into an employment offer letter which set forth his initial compensation terms and his equity grants. A description of Mr. Lawler’s equity grants, which have been made in accordance with the employment offer letter, is contained in the “Compensation Discussion and Analysis” section above.

Other Named Executive Officers

We have entered into employment offer letters with each of our other named executive officers when they commenced their employment. These letters generally set forth base salary, target bonus and other compensatory matters, such as initial equity grants.

Mr. Smith’s employment offer letter provided for a guaranteed bonus payment, for fiscal 2008, of $120,000 and Mr. Crane’s employment offer letter provided for a guaranteed bonus payment, for fiscal 2007, of $225,000.

While Mr. McLennan was President, International Operations, he resided outside of the United States and we and Mr. McLennan were party to a Letter of Understanding—Expatriate Assignment. Mr. McLennan’s expatriate assignment ended in June 2008. Under this agreement, Mr. McLennan was entitled to a goods and services allowance, designed to reimburse him for increased living costs in Singapore versus the United States. While the agreement was in effect, Mr. McLennan received a housing allowance of approximately $15,500 for housing and utility costs (excluding personal telephone expenses) per month, less a monthly contribution of $3,486 from Mr. McLennan. In addition, Mr. McLennan received a transportation allowance of $1,000 per month and an annual membership fee to the American Club in Singapore. Mr. McLennan and his wife were also entitled to one round-trip, business class ticket each per year to the United States or other country of their choice as well as $500 per month for storage of personal items. Mr. McLennan received $10,000 net of applicable withholdings, at the termination of his assignment, for his return to the United States. Mr. McLennan also receives tax preparation services, as well as tax equalization, designed to ensure that he incurred no additional tax liability as a result of having an assignment outside of the United States.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END

The following table sets forth summary information regarding the outstanding equity awards granted to each of the named executive officers as of the end of fiscal 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Joseph C. Lawler	162,000	108,000	(2)	12.50	8/22/2011	72,000	(3)	881,280
	26,980	40,472	(4)	17.40	8/23/2012	26,981	(5)	330,247
	13,490	53,962	(6)	10.30	8/23/2013	35,975	(7)	440,334
	0	67,452	(8)	16.10	8/22/2014	44,968	(9)	550,408

Steven G. Crane	20,312	44,688	(10)	21.40	4/23/2014	23,335	(11)	285,620	9,000	(12)	110,160
	0	20,000	(13)	13.60	9/27/2014	9,000	(14)	110,160

William R. McLennan	30,600	20,400	(15)	20.80	2/6/2012	13,600	(16)	166,464	15,000	(12)	183,600
	13,749	6,251	(17)	16.00	10/5/2012	3,000	(18)	36,720
	4,000	6,000	(19)	15.90	1/8/2013	10,000	(20)	122,400
	8,749	11,251	(21)	12.30	10/12/2013	10,000	(22)	122,400
	0	20,000	(23)	13.60	9/27/2014	25,000	(24)	306,000
	0	25,000	(25)	10.75	6/11/2015

Scott D. Smith	18,749	41,251	(26)	21.40	4/23/2014	18,335	(27)	224,420	9,000	(12)	110,160
	0	20,000	(28)	13.60	9/27/2014	9,000	(29)	110,160

Peter L. Gray	45,000	0		15.50	3/3/2009	1,667	(30)	20,404	9,000	(12)	61,200
	14,000	0		15.90	9/1/2010	3,334	(31)	40,808
	14,687	313	(32)	13.90	8/1/2011	5,000	(33)	61,200
	6,874	3,126	(34)	16.00	10/5/2012
	6,562	8,438	(35)	12.30	10/12/2013
	0	10,000	(36)	13.60	9/27/2014

*	References to approximate share totals in the footnotes below relate to vesting schedules which may vary from time to time in order to account for rounding.
(1)	Based on the fair market value of our Common Stock on 7/31/2008 ($12.24 per share).

(2)	Stock option vesting with respect to 54,000 shares on each of 8/23/2008 and 8/23/2009.
(3)	Restricted stock award vesting with respect to 36,000 shares on each of 8/23/2008 and 8/23/2009.
(4)	Stock option vesting with respect to approximately 13,490 shares on each of 8/23/2008, 8/23/2009 and 8/23/2010.
(5)	Restricted stock award vesting with respect to approximately 8,993 shares on each of 8/23/2008, 8/23/2009 and 8/23/2010.
(6)	Stock option vesting with respect to approximately 13,490 shares on each of 8/23/2008, 8/23/2009, 8/23/2010 and 8/23/2011.
(7)	Restricted stock award vesting with respect to approximately 8,993 shares on each of 8/23/2008, 8/23/2009, 8/23/2010 and 8/23/2011.
(8)	Stock option vesting with respect to approximately 13,490 shares on each of 8/23/2008, 8/23/2009, 8/23/2010, 8/23/2011 and 8/23/2012.
(9)	Restricted stock award vesting with respect to approximately 8,993 shares on each of 8/23/2008, 8/23/2009, 8/23/2010, 8/23/2011 and 8/23/2012.
(10)	Stock option vesting with respect to approximately 1,354 shares each month beginning 8/24/08 and ending on 4/24/2011.
(11)	Restricted stock award vesting with respect to approximately 11,666 shares on each of 4/24/2009 and 4/24/2010.
(12)	Represents potential payout of performance-based restricted stock, the award of which was conditional upon the Company meeting a certain financial goal in fiscal 2008. Following fiscal 2008, this award was not made as the Company did not meet the stated financial goal.
(13)	Stock option vesting with respect to 5,000 shares on 9/28/2008 and with respect to approximately 416 shares each month beginning 10/28/2008 and ending on 9/28/2011.
(14)	Restricted stock award vesting with respect to approximately 3,000 shares on each of 9/28/2008, 9/28/2009 and 9/28/2010.
(15)	Stock option vesting with respect to 10,200 shares on each of 2/7/2009 and 2/7/2010.
(16)	Restricted stock award vesting with respect to 6,800 shares on each of 2/7/2009 and 2/7/2010.
(17)	Stock option vesting with respect to approximately 416 shares each month beginning on 8/6/2008 and ending on 10/6/2009.
(18)	Restricted stock award vesting on 10/6/2008.
(19)	Stock option vesting with respect to 2,000 shares on each of 1/9/2009, 1/9/2010 and 1/9/2011.
(20)	Restricted stock award vesting with respect to approximately 3,333 shares on each of 9/28/2008, 9/28/2009 and 9/28/2010.
(21)	Stock option vesting with respect to approximately 416 shares each month beginning 8/13/2008 and ending on 10/13/2010.
(22)	Restricted stock award vesting with respect to approximately 3,333 shares on each of 9/28/2008, 9/28/2009 and 9/28/2010.
(23)	Stock option vesting with respect to 5,000 shares on 9/28/2008 and with respect to approximately 416 shares each month beginning 10/28/2008 and ending on 9/28/2011.
(24)	Restricted stock award vesting with respect to 5,000 shares on each of 6/12/2009, 6/12/2010, 6/12/2011, 6/12/2012 and 6/12/2013.
(25)	Stock option vesting with respect to 5,000 shares on each of 6/12/2009, 6/12/2010, 6/12/2011, 6/12/2012 and 6/12/2013.
(26)	Stock option vesting with respect to approximately 1,250 shares each month beginning on 8/24/2008 and ending on 4/24/2011.
(27)	Restricted stock award vesting with respect to approximately 9,166 shares on each of 4/24/2009 and 4/24/2010.
(28)	Stock option vesting with respect to 5,000 shares on 9/28/2008 and with respect to approximately 416 shares each month beginning 10/28/2008 and ending on 9/28/2011.
(29)	Restricted stock award vesting with respect to approximately 3,000 shares on each of 9/28/2008, 9/28/2009 and 9/28/2010.
(30)	Restricted stock award vesting with respect to approximately 1,667 shares on 10/6/2008.
(31)	Restricted stock award vesting with respect to approximately 1,667 shares on each of 6/18/2009 and 6/18/2010.
(32)	Stock option vesting with respect to 313 shares on 8/2/2008.
(33)	Restricted stock award vesting with respect to approximately 1,667 shares on each of 9/28/2008, 9/28/2009 and 9/28/2010.
(34)	Stock option vesting with respect to approximately 208 shares each month beginning on 8/6/2008 and ending on 10/6/2009.
(35)	Stock option vesting with respect to approximately 312 shares each month beginning on 8/13/2008 and ending on 10/13/2010.
(36)	Stock option vesting with respect to 2,500 shares on 9/28/2008 and with respect to approximately 208 shares each month beginning 10/28/2008 and ending on 9/28/2011.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2008

The following table summarizes the vesting of stock awards for each of the named executive officers during fiscal 2008. None of the named executive officers exercised any stock options in fiscal 2008.

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Joseph C. Lawler	53,987	869,191
Steven G. Crane	11,665	160,510
William R. McLennan	9,801	122,978
Scott D. Smith	9,165	126,110
Peter L. Gray	5,833	80,498

(1)	Represents the fair market value of the stock award on the date of vesting.

Potential Payments Upon Termination or Change-in-Control

We have entered into agreements with each of our named executive officers, which agreements provide for certain benefits in the event of termination of employment. These benefits vary based on whether the termination occurs before or within one year following a change in control of the Company.

Mr. Lawler’s Executive Severance Agreement, dated August 23, 2004 (the “Agreement”), which was entered into at the time of his employment in August 2004, provides in the event that his employment is terminated by the Company for a reason other than for Cause (as defined) or by Mr. Lawler for Good Reason (as defined), then the Company shall pay Mr. Lawler a one-time severance payment equal to 12 months of his then-current annual base salary plus his target bonus as in effect on his last day of employment. In addition, 50% of the portion of each of Mr. Lawler’s stock options and restricted stock awards made pursuant to his employment offer letter which would otherwise become vested on or before the first anniversary of the date his employment is terminated shall be immediately vested, such vested awards that were granted as restricted stock shall be free of restrictions and such vested awards that were granted as options shall remain exercisable for a period of six months following his last day of employment. In such case, the Company will also reimburse Mr. Lawler for the cost of COBRA for medical, dental and vision benefits for 12 months. In addition, the Agreement provides that in the event that his employment is terminated by the Company for a reason other than for Cause or by Mr. Lawler for Good Reason within 12 months following a Change of Control (as defined), then the Company shall pay Mr. Lawler a one-time severance payment equal to 24 months of his then-current annual base salary plus two times his target bonus as in effect on his last day of employment. In addition, all of Mr. Lawler’s stock options and restricted stock awards made pursuant to his employment offer letter which are not then vested shall immediately vest as of the date of termination, and such vested awards that were granted as restricted stock shall be free of restrictions and such vested awards that were granted as options shall remain exercisable for a period of six months following his last day of employment. In such case, the Company will also reimburse Mr. Lawler for the cost of COBRA for medical, dental and vision benefits for 18 months. The Agreement also provides that if Mr. Lawler’s employment is terminated without Cause or for Good Reason, either before or after a Change of Control, he shall be entitled to a pro rata share of his earned target bonus, determined in accordance with the terms and provisions of the applicable bonus plan. The inability of the Company to grant to Mr. Lawler any of the equity awards due to him per the terms of his employment offer letter for any reason, including as a result of a failure of the Company to obtain stockholder approval of a necessary increase in the number of shares available under any applicable Company equity incentive plan, would constitute Good Reason under the Agreement. In the event that any amounts payable to Mr. Lawler under the Agreement are characterized as “excess parachute payments” under Section 280G of the Internal Revenue Code, then Mr. Lawler may elect to reduce the severance payments or have a portion of the stock options or restricted stock not vest. On January 4, 2008, the Company and Mr. Lawler entered into an Amendment of Executive Severance Agreement (the “Amendment”), which amended the Agreement. The purpose of the Amendment was to address Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, (the “Code”). The Amendment addresses timing of payments that could become due under the Agreement and modifies the “Good Reason” definition, both in accordance with Section 409A of the Code, and memorializes the parties’ intent to comply with Section 409A of the Code.

Messrs. Crane, McLennan, and Smith are parties to agreements entered into with each of them in July 2007 (the “Executive Severance Agreements”), which provide that in the event such individual’s employment is terminated by ModusLink Global Solutions in the case of Mr. Crane or ModusLink Corporation, in the cases of Messrs. McLennan and Smith, without Cause (as defined therein), then the executive officer will receive 12 months of continued base salary. In the event the executive officer’s employment is terminated by the Company without Cause (as defined therein) or by the executive officer for Good Reason (as defined therein) within one year after a Change in Control (as defined therein) of the Company, then (i) the executive officer will receive (x) 12 months of continued base salary, and (y) his target bonus (each payable in 12 monthly installments) and (ii) all of the executive officer’s stock options which are then outstanding shall be immediately vested and shall remain exercisable for a period of 6 months following the executive officer’s last day of employment (but not to exceed the original term of such awards) and all of the executive officer’s restricted stock shall be immediately vested and free of restrictions. The Executive Severance Agreements are intended to comply with Section 409A of the Code. Also, under certain circumstances, in the event that any amounts payable to an executive officer under an Executive Severance Agreement would qualify as “excess parachute payments” under Section 280G of the Code, then we may not be obligated to pay to the executive officer that portion of the consideration that is payable as a result of the Change in Control as is necessary to eliminate any “excess parachute payments.”

We also entered into an agreement with Mr. Gray in August 2002, which agreement was amended in July 2007. As amended to date, the agreement provides that in the event that his employment is terminated by the Company for a reason other than for Cause (as defined), then the Company shall pay Mr. Gray as severance pay his regular base salary, as in effect on his last day of employment, for one year following the termination date, payable in installments in accordance with the Company’s regular payroll practices, plus the bonus amount he would have been entitled to receive under the Company’s bonus plan then in effect for the fiscal year in which the termination occurred, determined in accordance with the applicable bonus plan (the “Bonus”), multiplied by a fraction, the numerator of which shall be the number of months that Mr. Gray was employed by the Company during the fiscal year in which his termination occurs and the denominator of which shall be twelve. In addition, the agreement provides that in the event that his employment is terminated by the Company for a reason other than for Cause or by Mr. Gray for Good Reason (as defined) within one year following a Change in Control of the Company (as defined), then the Company shall pay Mr. Gray (i) a one-time severance payment equal to two times his then-current base salary and (ii) his Bonus multiplied by a fraction, the numerator of which shall be the number of months that Mr. Gray was employed by the Company during the fiscal year in which his termination occurs and the denominator of which shall be twelve. In the event of a termination of Mr. Gray’s employment giving rise to a severance payment under the agreement, Mr. Gray shall have the right to exercise any vested portion of the option granted to him in March 2002 within the 12-month time period following such termination. In addition, in the event Mr. Gray’s employment is terminated without Cause within one year following a Change in Control, all of his stock options which are then outstanding shall be immediately vested and shall remain exercisable for a period of 6 months following his last day of employment (but not to exceed the original term of such awards), other than the March 2002 grant, which shall remain exercisable for 12 months, and all of his restricted stock shall be immediately vested and free of restrictions. This agreement is intended to comply with Section 409A of the Code. Also, under certain circumstances, in the event that any amounts payable to Mr. Gray under this agreement would qualify as “excess parachute payments” under Section 280G of the Code, then we may not be obligated to pay to Mr. Gray that portion of the consideration that is payable as a result of the Change in Control as is necessary to eliminate any “excess parachute payments.”

The table below shows the estimated incremental value transfer to each named executive officer under various scenarios relating to a termination of employment. The table below assumes that such termination occurred on July 31, 2008. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below.

Termination without Cause and without a Change in Control(1)									Termination without Cause or for Good Reason within One Year Following a Change in Control
	Salary ($)	Bonus ($)		Accele- rated Vesting of Stock Options ($)(2)	Accele- rated Vesting of Restricted Stock Awards ($)(2)	Other Benefits ($)		Total ($)	Salary ($)	Bonus ($)		Accele- rated Vesting of Stock Options ($)(2)(3)	Accele- rated Vesting of Restricted Stock Awards ($)(2)	Other Benefits ($)		Total ($)
Joseph C. Lawler	645,000	1,612,500	(4)	13,085	385,438	20,233	(5)	4,032,715	1,290,000	2,418,750	(4)	104,681	2,202,270	30,334	(5)	6,046,215
Steven G. Crane	400,000	0		n/a	n/a	n/a		400,000	400,000	240,000		0	395,780	n/a		1,035,780
William R. McLennan	450,000	0		n/a	n/a	n/a		450,000	450,000	360,000		37,250	447,984	n/a		1,295,234
Scott D. Smith	400,000	0		n/a	n/a	n/a		400,000	400,000	240,000		0	334,580	n/a		974,580
Peter L. Gray	300,000	150,000	(4)	n/a	n/a	n/a		450,000	600,000	150,000	(4)	0	122,412	n/a		872,412

(1)	Mr. Lawler’s agreement also provides for the same benefits in the event he terminates his employment for Good Reason.
(2)	Based on closing price of $12.24 per share on July 31, 2008.
(3)	Severance agreement provides for accelerated vesting of stock options, and “0” indicates that all stock options were out of the money at July 31, 2008.
(4)	Includes pro rata earned bonus calculated assuming employment for 12 months and earned bonus at target.
(5)	Represents reimbursement of COBRA expenses.

Director Compensation

The table below sets forth certain information concerning our fiscal 2008 compensation of our Directors. The amounts shown in the Option Awards column below represents the accounting expense that we recognized under FASB 123(R) during fiscal 2008 for awards from prior years and fiscal 2008, not the actual amounts paid to or realized by our Directors during fiscal 2008. The FASB 123(R) amount as of the grant date for stock options is generally spread over the number of months of service required for the grant to vest. The amount disclosed disregards estimates of forfeitures of awards that are otherwise included in our financial statement reporting for such awards. There can be no assurance that the FASB 123(R) amounts listed below will ever be realized by our Directors.

DIRECTOR COMPENSATION FOR FISCAL 2008

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option awards ($)(1)		Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Anthony J. Bay	82,000	n/a	23,972	(2)	n/a	n/a	n/a	105,972
Virginia G. Breen	82,000	n/a	23,096	(3)	n/a	n/a	n/a	105,096
Thomas H. Johnson	69,500	n/a	60,698	(4)	n/a	n/a	n/a	130,198
Francis J. Jules	89,500	n/a	38,882	(5)	n/a	n/a	n/a	128,382
Edward E. Lucente	67,000	n/a	60,698	(6)	n/a	n/a	n/a	127,698
Michael J. Mardy	84,500	n/a	53,797	(7)	n/a	n/a	n/a	138,297

(1)

Options granted upon a Director’s initial election to the Board of Directors vest ratably on a monthly basis over three years and options granted thereafter, annually on the date of the Annual Meeting of Stockholders, vest ratably on a monthly basis over a three year period, provided that the Director continues to serve as a member of our Board. For options granted prior to August 1, 2005, the fair value for these options was estimated as of the date of grant using a Black-Scholes option-pricing model. For stock options granted on or after August 1, 2005, the fair value of each award is estimated as of the date of grant using a binomial valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note 17 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for our fiscal year ended July 31, 2008.

(2)	Reflects the 2008 accounting expense recognized by the Company with respect to stock option awards granted in fiscal years 2005, 2006, 2007 and 2008. As of July 31, 2008, Mr. Bay had options (vested and unvested) to purchase an aggregate of 26,900 shares of our Common Stock.
(3)	Reflects the 2008 accounting expense recognized by the Company with respect to stock option awards granted in fiscal years 2005, 2006, 2007 and 2008. As of July 31, 2008, Ms. Breen had options (vested and unvested) to purchase an aggregate of 36,800 shares of our Common Stock.
(4)	Reflects the 2008 accounting expense recognized by the Company with respect to stock option awards granted in fiscal years 2006, 2007 and 2008. As of July 31, 2008, Mr. Johnson had options (vested and unvested) to purchase an aggregate of 24,800 shares of our Common Stock.
(5)	Reflects the 2008 accounting expense recognized by the Company with respect to stock option awards granted in fiscal years 2005, 2006, 2007 and 2008. As of July 31, 2008, Mr. Jules had options (vested and unvested) to purchase an aggregate of 32,000 shares of our Common Stock.
(6)	Reflects the 2008 accounting expense recognized by the Company with respect to stock option awards granted in fiscal years 2006, 2007 and 2008. As of July 31, 2008, Mr. Lucente had options (vested and unvested) to purchase an aggregate of 24,800 shares of our Common Stock.
(7)	Reflects the 2008 accounting expense recognized by the Company with respect to stock option awards granted in fiscal years 2005, 2006, 2007 and 2008. As of July 31, 2008, Mr. Mardy had options (vested and unvested) to purchase an aggregate of 32,000 shares of our Common Stock.

Members of the Board of Directors receive a combination of cash compensation and equity in the form of stock options, provided they are eligible under the applicable plan. In addition, all of the Directors of the Company receive reimbursement of expenses incurred with respect to attendance at meetings of the Board of Directors and meetings of committees thereof, which is not included in the above table.

The Board of Directors has adopted a Director Compensation Plan which governs cash compensation to directors and under which all Directors are eligible to participate, other than any Director who (i) is an employee of the Company or any of its subsidiaries or affiliates or (ii) unless otherwise determined by the Board, is an affiliate, employee or designee of an institutional or corporate investor in the Company (an “Affiliated Director”). Pursuant to the Director Compensation Plan, each participating Director who is serving as a Director on the last day of any fiscal quarter shall receive a payment for such quarter of $12,500. Each participating Director who is serving as the chairperson of a committee of the Board of Directors on the last day of any fiscal quarter shall receive a payment of $1,250, provided, however, that the chairperson of the Audit Committee on the last day of any fiscal quarter shall receive a payment of $2,500. In addition, any Director serving as presiding director on the last day of any fiscal quarter shall receive a payment of $2,500. Each participating Director who attends a telephonic meeting of the Board of Directors or a committee thereof shall receive a meeting fee of $500. Each participating Director who attends a meeting of the Board of Directors or a committee thereof, where a majority of the Directors attend such meeting in person, shall receive a meeting fee of $1,000.

Under the 2005 Non-Employee Director Plan (the “2005 Plan”) all Directors, other than an Affiliated Director, will automatically be granted an option to acquire 20,000 shares of Common Stock (the “Initial Option”) upon election to the Board. Each Director who ceases to be an Affiliated Director and is not otherwise an employee of the Company or any of its subsidiaries or affiliates will be granted, on the date such Director ceases to be an Affiliated Director but remains as a member of the Board of Directors, an Initial Option to acquire 20,000 shares of Common Stock under the plan. Each Initial Option will vest and become exercisable as to 1/36th of the number of shares of Common Stock originally subject to the option on each monthly anniversary of the date of grant, provided that the optionee serves as a Director on such monthly anniversary date. On the date of each annual meeting of stockholders of the Company, each eligible Director who is both serving as Director immediately prior to and immediately following such annual meeting, and who has served on the Board for at least six months, will automatically be granted an option to purchase 2,400 shares of Common Stock (an “Annual Option”). Each Annual Option will vest and become exercisable on a monthly basis as to 1/36th of the number of shares originally subject to the option on each monthly anniversary of the date of grant, provided that the optionee serves as a Director on such monthly anniversary date.

The option exercise price per share for each option granted under the 2005 Plan shall equal the closing price of the Common Stock on the date of grant. Except as otherwise provided in the applicable option agreement, each option granted under the 2005 Plan shall terminate, and may no longer be exercised, on the date that is ten years after the date of grant of such option.

Prior to the adoption of the 2005 Plan, all Directors of the Company were eligible to receive non-statutory stock options to purchase shares of Common Stock under the Company’s 1999 Stock Option Plan for Non-Employee Directors, as amended (the “1999 Plan”). Since the adoption of the 2005 Plan, no further options have been or will be granted under the 1999 Plan. Under the 1999 Plan each eligible Director who was elected to the Board for the first time was granted an option to acquire 20,000 shares of Common Stock (the “1999 Initial Option”). Each Affiliated Director who ceased to be an Affiliated Director was granted, on the date such Director ceased to be an Affiliated Director but remained as a member of the Board of Directors, a 1999 Initial Option to acquire 20,000 shares of Common Stock under the 1999 Plan. Each 1999 Initial Option vests and becomes exercisable as to 1/36th of the number of shares of Common Stock originally subject to the option on each monthly anniversary of the date of grant, provided that the optionee serves as a Director on such monthly anniversary date.

On each anniversary of the grant of the 1999 Initial Option, each eligible Director was automatically granted an option to purchase 2,400 shares of Common Stock (a “1999 Annual Option”), provided that such eligible Director served as a Director on the applicable anniversary date. Each 1999 Annual Option granted prior to March 12, 2003 vests and becomes exercisable as to 1/12th of the number of shares originally subject to the option on each monthly anniversary date of the date of grant commencing on the 37th monthly anniversary date of the date of grant of such 1999 Annual Option, provided that the optionee serves as a Director on such monthly anniversary date. Each 1999 Annual Option granted on or after March 12, 2003 vests and becomes exercisable as to 1/36th of the number of shares originally subject to the option on each monthly anniversary date of the date of grant of such 1999 Annual Option, provided that the optionee serves as a Director on such monthly anniversary date. The 1999 Plan provides that the maximum aggregate number of shares of Common Stock that may vest for any optionee in any 48-month period shall not exceed 20,000 shares. Accordingly, in 2005 all current participants under the 1999 Plan agreed to defer the vesting of their Annual Options granted after March 12, 2003 to the extent necessary to comply with this provision.

The option exercise price per share for each option granted under the 1999 Plan equals the closing price of the Common Stock on the date of grant. Except as otherwise provided in the applicable option agreement, each option granted under the 1999 Plan shall terminate, and may no longer be exercised, on the date that is ten years after the date of grant of such option.

Each of the Directors has also entered into an Indemnification Agreement with the Company providing that the Company shall indemnify the Director to the fullest extent authorized or permitted by applicable law in the event that the Director is involved in any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought by or in the right of the Company or by any other party and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that the Director is or was a Director of the Company, or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and penalties, provided that the Director shall not have been finally adjudged to have engaged in willful misconduct or to have acted in a manner which was knowingly fraudulent or deliberately dishonest, or had reasonable cause to believe that his or her conduct was unlawful.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2008 were Francis J. Jules, Virginia G. Breen, Edward E. Lucente and Michael J. Mardy. No member of this committee was at any time during fiscal 2008 or at any other time an officer or employee of the Company. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal 2008.

Independent Registered Public Accounting Firm Fees

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for the fiscal years ended July 31, 2008 and 2007:

Fee Category	Fiscal 2008 Fees	Fiscal 2007 Fees
Audit Fees(1)	3,019,720	3,330,813
Audit-Related Fees(2)	0	0
Tax Fees(3)	382,000	266,000
All Other Fees(4)	0	0

Total Fees	3,401,720	3,596,813

(1)	Audit fees for fiscal 2008 and fiscal 2007 consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements, costs associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	The Company did not incur any audit-related fees for fiscal 2008 and fiscal 2007 which would consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”
(3)	Tax fees for fiscal 2008 and fiscal 2007 consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services included assistance regarding federal, state and international tax compliance, customs and duties and international tax planning.
(4)	The Company did not incur any other fees during fiscal 2008 and fiscal 2007 for products and services provided by KPMG LLP other than those disclosed above.

Audit Committee Policy on Pre-Approval of Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit services to be provided by the Company’s independent registered public accounting firm or other firms, and all non-audit services to be provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During fiscal 2008 and fiscal 2007, all services rendered by KPMG LLP to the Company were pre-approved by the Audit Committee.

Audit Committee Financial Expert

The Board of Directors has determined that Michael J. Mardy is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Mardy is independent as defined in applicable Nasdaq listing standards.

Audit Committee Report

The Audit Committee of the Board of Directors has reviewed and discussed the Company’s audited financial statements for fiscal 2008 with the Company’s management. The Audit Committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 114. The Audit Committee has discussed with KPMG LLP its independence and has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with maintaining KPMG LLP’s independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2008.

AUDIT COMMITTEE

Michael J. Mardy, Chair

Anthony J. Bay

Thomas H. Johnson

Francis J. Jules

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of the Company’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Certain Relationships and Related Transactions

The Audit Committee of our Board of Directors has adopted a written policy and procedures for the review and approval of related-party transactions. Under the policy, related-party transactions are defined as all transactions with related persons that are required to be reported under Item 404(a) of Regulation S-K, and “related person” generally means (i) any director or executive officer of the Company, (ii) any nominee for director, (iii) any immediate family member of a director or executive officer of the Company, or of any nominee for director, (iv) any security holder of the Company covered by Item 403(a) of Regulation S-K, and (v) any immediate family member of any such security holder of the Company covered by Item 403(a) of Regulation S-K.

The Audit Committee reviews the material facts of any related-party transaction and either approves or disapproves of the entry into the transaction. In the course of reviewing the related-party transaction, the Audit Committee considers whether (i) the transaction is fair and reasonable to the Company, (ii) under all of the circumstances the transaction is in, or not inconsistent with, the Company’s best interests, and (iii) the transaction will be on terms no less favorable to the Company than could have been obtained in an arms’ length transaction with an unrelated third party. If advance approval of a related-party transaction is not feasible, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified by the Audit Committee. No director may participate in the approval of a transaction for which he or she is a related party.

When a related-party transaction is ongoing, any amendments or changes are reviewed and the transaction is reviewed annually for reasonableness and fairness to the Company.

In fiscal 2008, there were no related-party transactions involving the Company and a related person which would be required to be reported under Item 404(a) of Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission.

Based solely on its review of the copies of such forms received or written representations from certain reporting persons, the Company believes that, during fiscal 2008, its officers, directors and ten-percent stockholders complied with all applicable

Section 16(a) filing requirements applicable to such individuals, except one late Form 4 filed for David J. Riley reporting one transaction. Mr. Riley’s Form 4, related to a forfeiture of shares to pay his withholding tax liability, which forfeiture was provided for by a 10b5-1 trading plan, was due to be filed on April 15, 2008 but, due to a clerical error, was filed on April 16, 2008. There are no known failures to file a required Form 3, Form 4 or Form 5.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2008, including exhibits, is available without charge upon request from the Company. Requests for copies of the Annual Report on Form 10-K should be sent to the Company’s Office of Investor Relations at ModusLink Global Solutions, Inc., 1100 Winter Street, Waltham, Massachusetts 02451.

Other Matters

The Board does not know of any other matter which may come before the 2008 Meeting. If any other matters are properly presented to the 2008 Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote, or otherwise to act, in accordance with their best judgment on such matters.

The Board hopes that stockholders will attend the 2008 Meeting. Whether or not you plan to attend, you are urged to sign, date and complete the enclosed proxy card and return it in the accompanying envelope. A prompt response will greatly facilitate arrangements for the 2008 Meeting, and your cooperation will be appreciated. Stockholders who attend the 2008 Meeting may vote their shares even though they have sent in their proxies.

Proposals of Stockholders for 2009 Annual Meeting and Nomination of Directors

Any proposal that a stockholder of the Company wishes to be considered for inclusion in the Company’s Proxy Statement and proxy card for the Company’s 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) must be submitted to the Secretary of the Company at its offices, 1100 Winter Street, Waltham, Massachusetts 02451, no later than July 9, 2009. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and the Company’s Bylaws, as applicable.

If a stockholder of the Company wishes to present a proposal or nominate a director before the 2009 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s Proxy Statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice no earlier than August 12, 2009 and no later than September 11, 2009 (unless the Company’s 2009 Annual Meeting is held before November 10, 2009 or after February 8, 2010, in which case different deadlines are established by the Company’s Bylaws) and the stockholder must comply with the provisions of the Company’s Bylaws. If a stockholder fails to provide timely notice of a proposal to be presented at the 2009 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

By Order of the Board of Directors,

Peter L. Gray, Executive Vice President,
General Counsel and Secretary

Waltham, Massachusetts

November 6, 2008

MODUSLINK GLOBAL SOLUTIONS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 10, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) Joseph C. Lawler, Steven G. Crane and Peter L. Gray, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of ModusLink Global Solutions, Inc. (the “Company”) to be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110 on Wednesday, December 10, 2008, at 9:00 a.m. Eastern time, and any adjournments thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present. None of the following proposals is conditioned upon the approval of any other proposal.

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or by voting in person.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

COMMENTS:

DETACH CARD	DETACH CARD

Admission Ticket

This is your admission ticket for you and a guest to attend the Annual Meeting of Stockholders to be held on Wednesday, December 10, 2008, at 9:00 a.m. Eastern time at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110.

Stockholders and guests must have a ticket for admission to the meeting. This ticket is non-transferable.

PLEASE DETACH AND PRESENT THIS TICKET AND PICTURE

IDENTIFICATION FOR ADMISSION TO THE ANNUAL MEETING

A VOTE “FOR” THE DIRECTOR NOMINEE, THOMAS H. JOHNSON, AND A VOTE “FOR” PROPOSAL 2 ARE RECOMMENDED BY THE BOARD OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1.	To elect Thomas H. Johnson as a Class III Director to serve for the ensuing three years:

For	Withhold Authority
☐	☐

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year.

For ☐	Against ☐	Abstain ☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE “FOR” THE DIRECTOR NOMINEE AND “FOR” PROPOSAL 2.

To include any comments, use the Comments box on the reverse side of this card.

Mark box at right if you plan to attend the Annual Meeting.	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Signature of Stockholder

Date:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Annual Meeting of Stockholders

of

MODUSLINK GLOBAL SOLUTIONS, INC.

December 10, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.